Exhibit 99.1
CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600
GENERAL MARITIME CORPORATION ANNOUNCES
THIRD QUARTER AND NINE MONTHS 2009 FINANCIAL RESULTS
Achieves Net Income of $15.0 Million
Amends 2005 Credit Facility
New York, New York, October 27, 2009 — General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and nine months ended September 30, 2009.
Financial Review: 2009 Third Quarter
The Company recorded net income of $14.8 million, or $0.27 basic and $0.27 diluted earnings per share, for the three months ended September 30, 2009 compared to net income of $23.5 million, or $0.60 basic and $0.59 diluted earnings per share, for the three months ended September 30, 2008. Excluding other income, the Company recorded net income of $1.6 million or $0.03 basic and $0.03 diluted earnings per share for the three months ended September 30, 2009. The Company excludes other income from net income as a method of analyzing the cash impact of its net income. Other income, which primarily includes an accelerated amortization of the net time charter liability related to four Stena vessels for which options to extend time charters were not exercised and which will therefore be redelivered to the Company earlier than anticipated, was $13.1 million for the quarter ended September 30, 2009.
John Tavlarios, President of General Maritime Corporation, commented, “During the third quarter, General Maritime continued to benefit from its sizeable time charter coverage, enabling the Company to once again record profitable results despite a challenging freight environment. Consistent with its focus on continuing to post stable and visible earnings regardless of tanker spot rates, we entered into charters for six of our double-hull vessels during the third quarter and current fourth quarter. Going forward, we intend to continue to remain diligent and opportunistically seek to increase our sizeable time charter coverage with leading customers.”
Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 6.8% to $64.1 million for the three months ended September 30, 2009 compared to $68.8 million for the three months ended September 30, 2008. EBITDA for the three months ended September 30, 2009 was $44.7 million compared to $44.1 million for the three months ended September 30, 2008 (please see below for a reconciliation of EBITDA to net income).
The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased by 38.6% to $23,136 per day for the three months ended September 30, 2009 compared with $37,651 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 87.2% to $5,677 for the three months ended September 30, 2009 compared to $44,425 for the prior year period. The average daily Suezmax spot rate was adversely affected during the quarter due to a 75-day drydock repositioning voyage for the Genmar Gulf.
Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 23.5% to $32.1 million for the three months ended September 30, 2009 from $26.0 million for the three months ended September 30, 2008. During the same periods, the average size of General Maritime’s fleet increased by 47.6% to 31 vessels from 21 vessels. Daily direct vessel operating expenses decreased 2.5% to $7,923 for the quarter ended September 30, 2009 compared to $8,122 for the prior year period. This decrease in daily direct vessel operating expenses reflects lower daily operating costs on our Suezmax vessels, which resulted primarily from reduced purchases of spare engine parts for those vessels, as well as lower daily operating costs on our VLCC, Panamax and product carriers. Offsetting such lower daily operating costs, daily direct vessel operating expenses for our Aframax vessels for the three months ended September 30, 2009 increased compared to the prior year period, primarily as a result of increased maintenance and repair cost associated with regulatory requirements. General and administrative costs decreased by 8.7% to $9.5 million for the quarter ended September 30, 2009 compared to $10.4 million for the prior year period. This decrease was primarily attributable to a reduction in our personnel costs and the elimination of costs which resulted from the expiration of our corporate aircraft lease.
Financial Review: Nine Months 2009
Net income was $40.9 million or $0.75 basic and $0.74 diluted earnings per share, for the nine months ended September 30, 2009 compared to $41.3 million, or $1.07 basic and $1.04 diluted earnings per share, for the nine months ended September 30, 2008. Net voyage revenues increased 9.4% to $217.8 million for the nine months ended September 30, 2009 compared to $199.1 million for the nine months ended September 30, 2008. This increase was mainly driven by an increase in the size of our fleet from 21 vessels to 31 vessels, which primarily resulted from our acquisition of Arlington Tankers in December 2008. EBITDA was $130.4 million for the nine months ended September 30, 2009 compared to $102.5 million for the nine months ended September 30, 2008. Net cash provided by operating activities was $47.4 million for the nine months ended September 30, 2009 compared to $88.8 million for the prior year period. TCE rates obtained by the Company’s fleet decreased 26.0% to $27,155 per day for the nine months ended September 30, 2009 from $36,681 for the prior year period, primarily as a result of declining shipping rates in the second and third quarters of 2009. Total vessel operating expenses increased 23.2% to $100.0 million for the nine months ended September 30, 2009 compared to $81.2 million for the prior year period, primarily as a result of the increase in the size of our fleet. Daily direct vessel operating expenses rose 0.4% to $8,172 for the nine month period ended September 30, 2009 from $8,138 for the prior year period. General and administrative costs decreased 11.0% to $30.9 million for the nine months ended September 30, 2009, from $34.7 million for the prior year period. The decrease was primarily attributable to a reduction in our personnel costs and the elimination of costs which resulted from the expiration of our corporate aircraft lease.
As of September 30, 2009, we had $22.3 million of cash, total assets of $1,441.7 million, and our total debt outstanding was $955.5 million.

Summary Consolidated Financial and Other Data
The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and nine months ended September 30, 2009 and 2008. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and nine months ended September 30, 2009 and 2008.

	Three months ended		Nine months ended
	September-09	September-08	September-09	September-08
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$83,010	$82,292	$255,585	$236,815
Voyage expenses	(18,877)	(13,465)	(37,747)	(37,750)

Net voyage revenues	64,133	68,827	217,838	199,065
Direct vessel expenses	22,597	15,693	69,160	46,515
Other Expense	—	—	—	—
General and administrative expenses	9,476	10,359	30,885	34,714
Depreciation and amortization	22,255	14,212	66,040	41,292
Loss (gain) on sale of vessels	443	85	587	1,180

Operating income	9,362	28,478	51,166	75,364
Net interest expense	7,734	6,448	23,432	19,904
Other (income) expense	(13,127)	(1,444)	(13,196)	14,116

Net income	$14,755	$23,474	$40,930	$41,344

Basic earnings per share	$0.27	$0.60	$0.75	$1.07
Diluted earnings per share	$0.27	$0.59	$0.74	$1.04
Weighted average shares outstanding, thousands	54,551	38,804	54,532	38,803
Diluted average shares outstanding, thousands	55,630	39,952	55,571	39,917

			September-09	December-08
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash			$22,338	$104,146
Current assets, including cash			55,164	141,703
Total assets			1,441,672	1,577,225
Current liabilities, including current portion of long-term debt			52,758	88,392
Current portion of long-term debt			—	—
Total long-term debt, including current portion			955,500	990,500
Shareholders’ equity			420,769	455,799

	Three months ended		Nine months ended
	September-09	September-08	September-09	September-08
OTHER FINANCIAL DATA
(dollars in thousands)
Net cash provided (used) by operating activities	$(9,419)	$36,330	$47,423	$88,808
Net cash provided (used) by investing activities	(3,122)	(1,404)	(7,603)	(54,183)
Net cash provided (used) by financing activities	(13,985)	(15,624)	(121,801)	(17,729)
Capital expenditures
Vessel sales (purchases), including deposits	—	(135)	—	(47,535)
Drydocking or capitalized survey or improvement costs	(1,473)	(3,995)	(15,755)	(8,844)
Weighted average long-term debt	952,728	611,000	950,115	604,927
OTHER DATA
EBITDA (1)	$44,744	$44,134	$130,402	$102,540
FLEET DATA
Total number of vessels at end of period	31	21	31	21
Average number of vessels (2)	31.0	21.0	31.0	20.9
Total voyage days for fleet (3)	2,772	1,828	8,031	5,427
Total time charter days for fleet	1,922	1,441	6,232	4,100
Total spot market days for fleet	850	387	1,799	1,327
Total calendar days for fleet (4)	2,852	1,932	8,463	5,716
Fleet utilization (5)	97.2%	94.6%	94.9%	94.9%
AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$23,136	$37,651	$27,125	$36,681
Direct vessel operating expenses per vessel (7)	7,923	8,122	8,172	8,138
General and administrative expense per vessel (8)	3,323	5,362	3,649	6,073
Total vessel operating expenses (9)	11,246	13,484	11,821	14,211
EBITDA (10)	15,689	22,844	15,408	17,939

	Three months ended		Nine months ended
	September-09	September-08	September-09	September-08
EBITDA Reconciliation
Net Income	$14,755	$23,474	$40,930	$41,344
+ Net interest (income) expense	7,734	6,448	23,432	19,904
+ Depreciation and amortization	22,255	14,212	66,040	41,292

EBITDA	$44,744	$44,134	$130,402	$102,540

(1)	EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies

(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(3)	Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6)	Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels.

(7)	Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8)	Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9)	Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10)	Daily EBITDA is total EBITDA divided by total vessel calendar days.
General Maritime Corporation’s Fleet
As of September 30, 2009, General Maritime Corporation’s fleet was comprised of 31 wholly owned tankers, consisting of two VLCC, 11 Suezmax, 12 Aframax, two Panamax and four Product tankers, with a total carrying capacity of approximately 4.0 million deadweight tons, or dwt. The average age of the Company’s fleet as of September 30, 2009 by dwt is 9.3 years compared to 8.9 years as of September, 2008.
Currently, one of General Maritime Corporation’s VLCC, two Suezmax and eight Aframax tankers are operating on the spot market. 65% of the Company’s fleet, (consisting of one VLCC, nine Suezmax, four Aframax, two Panamax, and four Products tankers) are currently under time charter contracts, compared to 68% of the fleet under time charter contracts as of September 30, 2008. The table below outlines which vessels are on time charter contracts, at what rate and when the contracts expired or are set to expire.

During Q3 and Q4 2009 General Maritime placed six vessels on time charter, the details of which are included in the table below. Including these charters General Maritime’s period coverage for calendar year 2010 is expected to be 42% of operating days.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Agamemnon	Aframax	December 1, 2009	$25,000
Genmar Ajax	Aframax	October 1, 2010	$17,500
Genmar Argus	Suezmax	January 6, 2010	$38,500
Genmar Defiance	Aframax	December 25, 2009	$29,500
Genmar George T.	Suezmax	August 28, 2010	$39,000
Genmar Harriet G.	Suezmax	June 1, 2010	$38,000
Genmar Horn	Suezmax	January 23, 2010	$38,500
Genmar Kara G.	Suezmax	June 1, 2010	$38,000
Genmar Minotaur	Aframax	October 1, 2010	$17,500
Genmar Orion	Suezmax	June 1, 2010	$38,000
Genmar Phoenix	Suezmax	January 1, 2010	$38,500
Genmar Princess	Aframax	October 5, 2009	$27,750
Genmar Spyridon	Suezmax	December 13, 2009	$38,500
Genmar St. Nikolas	Suezmax	February 7, 2011	$39,000
Genmar Strength	Aframax	August 29, 2010	$18,500
Stena Companion	Panamax	November 10, 2009 (3)	$18,639	(4)
Stena Compatriot	Panamax	November 10, 2010 (2)	$18,639	(5)
Stena Concept	Product carriers	July 4, 2011 (2)	$17,942	(8)
Stena Concord	Product carriers	November 10, 2009 (3)	$16,642	(6)
Stena Consul	Product carriers	November 10, 2010 (2)	$16,642	(7)
Stena Contest	Product carriers	July 4, 2011 (2)	$17,942	(8)
Stena Vision	VLCC	October 20, 2009 (3)	$37,316
Stena Victory	VLCC	October 12, 2009 (3)	$37,316	(9)

(1)	Before brokers’ commissions.

(2)	Charter end date excludes periods that are at the option of the charterer.

(3)	Charterer has declared that it has declined its option to extend the time charter beyond their expiration or redelivery date.

(4)	Vessel commences a time charter starting in January, 2010 for $17,000 per day for 1 year with 2 option periods the first for 1 year at $18,000 per day and the second for 1 year at $17,500 per day with a 50/50 profit share.

(5)	Rate increases to $18,989 per day commencing November 11, 2009.

(6)	Vessel commences 1 year time charter in January 2010 at $11,000 per day

(7)	Rate increases to $16,964 per day commencing November 11,2009.

(8)	Rate adjusts as follows: $18,264 per day from January 5, 2010 through January 4, 2011 and $18,603 per day from January 5, 2011 through July 4, 2011.

(9)	Vessel commences a time charter starting in January, 2010 at $40,500 per day for 2 years and an optional third year time charter for 1 year at $40,000 per day with a 50/50 profit share.

2005 Credit Facility Amendment
On October 27, 2009, the Company entered into an amendment with the lenders under its 2005 credit facility. Pursuant to this amendment, the 2005 credit facility will be amended to, among other things:
•	Reduce the commitment under the 2005 credit facility to $749.8 million, the result of which is that the next scheduled reduction in total commitment will be April 2011

•	Amend the net debt to EBITDA maintenance covenant to increase the permitted ratio to 6.5:1.0 to and including September 30, 2010, to 6.0:1.0 from December 31, 2010 until September 30, 2011 and to 5.5:1.0 thereafter.

•	Amend the collateral vessel appraisal reporting from annually to semi-annually and require the Company to provide a collateral vessel appraisal report within 30 days of the effective date of the amendment (which is discussed further in the next paragraph below).

•	Restrict the Company’s dividends to no more than $0.125 per quarter.

•	Increase the applicable interest rate margin over LIBOR to 250 basis points from 100 basis points and the commitment fee, which is 35% of the applicable margin, to 87.5 basis points from 35 basis points.

•	Permit subsidiary guarantees in a qualified notes offering (which is discussed further in the next paragraph below) and obligate the Company to deliver guarantees to the lenders for all subsidiaries that guarantee the notes issued in a qualified notes offering.

•	Waive the minimum cash balance requirement for September 30, 2009. Due to an unanticipated delay in a customer payment at the quarter end, the Company did not meet the minimum cash balance requirement as of September 30, 2009.
The effectiveness of the amendment (other than the waiver of the minimum cash balance, which became effective upon the signing of the amendment on October 27, 2009) is contingent on certain conditions precedent set forth therein, including the consummation prior to November 30, 2009 of an offering of non-amortizing senior unsecured notes with a minimum tenor of five years in which the Company raises a minimum of $230 million of net proceeds, which is referred to in this press release as a qualified notes offering. If a qualified notes offering is not consummated, no changes contemplated by the amendment other than the waiver of the minimum cash balance requirement will take effect. In such a case, the Company intends to seek alternative amendments of the collateral maintenance covenant on a going forward basis from the lenders under the 2005 credit facility however with the receipt of the waiver of the minimum cash balance requirement referred to above, the Company is in compliance with the 2005 credit facility. The Company intends to seek such amendments prior to the declaration of a dividend for the third quarter. There can be no assurance that an agreement will be reached with the lenders. If the Company does obtain an amendment or waiver of these covenants, it expects to be required to pay an increased interest rate margin over that currently charged under the 2005 credit facility.

Q3 2009 Dividend Announcement
The Company’s Board of Directors intends to declare a Q3 2009 quarterly dividend of $0.125 per share following the closing of a qualified notes offering. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.125 per share. The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.
Jeff Pribor, Chief Financial Officer of General Maritime Corporation, commented, “We appreciate the support we continue to receive from our bank group. By acting proactively and entering into an amendment of the Company’s 2005 credit facility, our goal was to preserve General Maritime’s long-term financial strength and flexibility while insulating it from short-term volatility in asset prices. Complementing its dividend policy, General Maritime remains committed to seeking opportunities to further grow the Company over the long term and enter into future value-creating transactions for shareholders.”
About General Maritime Corporation
General Maritime Corporation is a leading provider of international seaborne crude oil transportation services. General Maritime also provides transportation services for refined petroleum products. General Maritime’s vessels operate principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers — two Very Large Crude Carriers, twelve Aframax, eleven Suezmax tankers, two Panamax and four Handymax product tankers — with a total carrying capacity of approximately 4.0 million dwt.
All per share amounts presented throughout this press release, unless otherwise noted, have been adjusted to reflect the exchange of 1.34 shares of the Company’s common stock for each share of common stock held by shareholders of General Maritime Subsidiary Corporation (formerly known as General Maritime Corporation) in connection with the Arlington Tankers combination.
Conference Call Announcement
General Maritime Corporation announced that it will hold a conference call on Wednesday, October 28, 2009 at 8:30 a.m. Eastern Daylight Savings Time to discuss its 2009 third quarter financial results. To access the conference call, dial (785) 830-1923 and enter the passcode 1794864. A replay of the conference call can also be accessed until November 11, 2009 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 1794864. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from our significant customers; the failure of our significant customers to perform their obligations owed to us; changes in demand; material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker new building orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which we or any of our vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of our vessels; adverse changes in foreign currency exchange rates affecting our expenses; and other factors listed from time to time in the our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

	THREE MONTHS ENDED
	V-Max VLCC			Suezmax Fleet			Aframax Fleet
		September-09	September-08		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change	Amount	Amount
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for
	Period	Period	Period	Period	Period	Period	Period	Period	Period
Net Voyage Revenues		8,390	—	-22.4%	30,602	39,452	-48.9%	15,020	29,375
$1,000’s		13%	0%		48%	57%		23%	43%
Average Daily TCE		46,608	—	-19.6%	31,713	39,452	-62.6%	13,972	37,347
Time Charter Revenues		8,390	—	-10.8%	30,429	34,105	-40.9%	10,368	17,529
$1,000’s		14%	0%		51%	66%		17%	34%
Spot Charter Revenues		—	—	-96.8%	173	5,347	-60.7%	4,652	11,846
$1,000’s		0%	0%		4%	31%		96%	69%
Calendar Days		184	—	0.0%	1,012	1,012	20.0%	1,104	920
		6%	0%		35%	52%		39%	48%
Vessel Operating Days		180	—	-3.5%	965	1,000	29.8%	1,075	828
		6%	0%		35%	55%		39%	45%
Capacity Utilization		97.8%	0.0%	-3.5%	95.4%	98.8%	17.0%	97.4%	90.0%
# Days Vessels on Time Charter		180	—	-10.5%	819	915	-29.5%	371	526
		9%	0%		43%	63%		19%	37%
# Days Vessels on Spot Charter		—	—	71.8%	146	85	133.1%	704	302
		0%	0%		17%	22%		83%	78%
Average Daily Time Charter Rate		46,613		-0.3%	37,154	37,274	-16.1%	27,945	33,325
Average Daily Spot Charter Rate		—	—	-98.1%	1,186	62,903	-83.2%	6,608	39,224
Daily Direct Vessel Expenses (per Vessel)		8,277	—	-4.0%	7,876	8,203	7.9%	8,669	8,034
Average Age of Fleet at End of Period (Years)		8.3	—		7.9	6.7		13.0	12.8
# Vessels at End of Period		2.0	—	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
Average Number of Vessels		2.0	—	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
DWT at End of Period		628	—	-0.1%	1,691	1,692	21.4%	1,208	995
1,000’s		16%	0%		44%	63%		31%	37%

	THREE MONTHS ENDED
	Panamax			Handymax			Total Fleet
		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	September-09	September-08
	Period	Period	Period	Period	Period	Period	Period	Amount	Amount
Net Voyage Revenues		4,037	—		6,084	—	-6.8%	64,133	68,827
$1,000’s		6%	0%		9%	0%
Average Daily TCE		21,941	—		16,531	—	-38.6%	23,136	37,651
Time Charter Revenues		4,037	—		6,084	—	14.9%	59,308	51,634
$1,000’s		7%	0%		10%	0%
Spot Charter Revenues		—	—		—	—	-71.9%	4,825	17,193
$1,000’s		0%	0%		0%	0%
Calendar Days		184	—		368	—	47.6%	2,852	1,932
		6%	0%		13%	0%
Vessel Operating Days		184	—		368	—	51.6%	2,772	1,828
		7%	0%		13%	0%
Capacity Utilization		100.0%	0.0%		100.0%	0.0%	2.7%	97.2%	94.6%
# Days Vessels on Time Charter		184	—		368	—	33.4%	1,922	1,441
		10%	0%		19%	0%
# Days Vessels on Spot Charter		—	—		—	—	119.6%	850	387
		0%	0%		0%	0%
Average Daily Time Charter Rate		21,941	—		16,531	—	-13.9%	30,857	35,832
Average Daily Spot Charter Rate		—	—		—	—	-87.2%	5,677	44,427
Daily Direct Vessel Expenses (per Vessel)		6,620	—		6,288	—	-2.5%	7,923	8,122
Average Age of Fleet at End of Period (Years)		5.6	—		5.0			9.3	8.9
# Vessels at End of Period		2.0	—		4.0	—	47.6%	31	21.0
		6%	0%		13%	0%
Average Number of Vessels		2.0	—		4.0		47.6%	31.0	21.0
		6%	0%		13%	0%
DWT at End of Period		145	—		190	—	43.9%	3,862	2,683
1,000’s		4%	0%		5%	0%

	NINE MONTHS ENDED
	V-Max VLCC			Suezmax Fleet			Aframax Fleet
		September-09	September-08		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change	Amount	Amount
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for
	Period	Period	Period	Period	Period	Period	Period	Period	Period
Net Voyage Revenues		25,431	—	-11.5%	98,917	111,812	-27.7%	63,062	87,253
$1,000’s		12%	0%		45%	56%		29%	44%
Average Daily TCE		47,008	—	-9.0%	34,454	37,876	-40.2%	21,084	35,254
Time Charter Revenues		25,431	—	-2.6%	97,617	100,266	-8.2%	41,862	45,603
$1,000’s		13%	0%		50%	69%		21%	31%
Spot Charter Revenues		—	—	-88.7%	1,300	11,546	-49.1%	21,200	41,650
$1,000’s		0%	0%		6%	22%		94%	78%
Calendar Days		546	—	0.9%	3,003	2,976	19.6%	3,276	2,740
		6%	0%		35%	52%		39%	48%
Vessel Operating Days		541	—	-2.7%	2,871	2,952	20.8%	2,991	2,475
		7%	0%		36%	54%		37%	46%
Capacity Utilization		99.1%	0.0%	1.4%	95.6%	99.2%	1.1%	91.3%	90.3%
# Days Vessels on Time Charter		541	—	-1.2%	2,657	2,690	-0.3%	1,406	1,410
		9%	0%		43%	66%		23%	34%
# Days Vessels on Spot Charter		—	—	-18.3%	214	262	48.8%	1,585	1,065
		0%	0%		12%	20%		88%	80%
Average Daily Time Charter Rate		47,008	—	-1.4%	36,739	37,273	-7.9%	29,774	32,343
Average Daily Spot Charter Rate		—	—	-86.2%	6,077	44,068	-65.8%	13,375	39,108
Daily Direct Vessel Expenses (per Vessel)		8,754	—	0.3%	8,216	8,189	10.2%	8,909	8,082
Average Age of Fleet at End of Period (Years)		8.3	—		7.9	6.9		13.0	13.1
# Vessels at End of Period		2.0	—	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
Average Number of Vessels		2.0	—	0.9%	11.0	10.9	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
DWT at End of Period		628	—	-0.1%	1,691	1,692	10.4%	1,208	1,094
1,000’s		16%	0%		44%	63%		31%	41%

	NINE MONTHS ENDED
	Panamax			Handymax			Total Fleet
		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	September-09	September-08
	Period	Period	Period	Period	Period	Period	Period	Amount	Amount
Net Voyage Revenues		12,359	—		18,069	—	9.4%	217,838	199,065
$1,000’s		6%	0%		8%	0%
Average Daily TCE		23,058	—		16,546	—	-26.1%	27,125	36,681
Time Charter Revenues		12,359	—		18,069	—	33.9%	195,338	145,869
$1,000’s		6%	0%		9%	0%
Spot Charter Revenues		—	—		—	—	-57.7%	22,500	53,196
$1,000’s		0%	0%		0%	0%
Calendar Days		546	—		1,092	—	48.1%	8,463	5,716
		6%	0%		13%	0%
Vessel Operating Days		536	—		1,092	—	48.0%	8,031	5,427
		7%	0%		14%	0%
Capacity Utilization		98.2%	0.0%		100.0%	0.0%	-0.1%	94.9%	94.9%
# Days Vessels on Time Charter		536	—		1,092	—	52.0%	6,232	4,100
		9%	0%		18%	0%
# Days Vessels on Spot Charter		—	—		—	—	35.6%	1,799	1,327
		0%	0%		0%	0%
Average Daily Time Charter Rate		23,058	—		16,546	—	-11.9%	31,344	35,578
Average Daily Spot Charter Rate		—	—		—	—	23.1%	12,507	40,087
Daily Direct Vessel Expenses (per Vessel)		6,572	—		6,347	—	0.4%	8,172	8,138
Average Age of Fleet at End of Period (Years)		5.6	—		5.0	—		9.3	8.9
# Vessels at End of Period		2.0	—		4.0	—	47.6%	31	21.0
		6%	0%		13%	0%
Average Number of Vessels		2.0			4.0	—	49.0%	31.0	20.8
		6%	0%		13%	0%
DWT at End of Period		145			190		43.9%	3,862	2,683
1,000’s		4%	0%		5%	0%